Filed Pursuant to Rule 424(b)(3)
Registration Numbr 333-231401

PROSPECTUS

Seaspan Corporation

Offer to Exchange

up to $250,000,000 principal amount of 5.50% Senior Notes due 2026 and the related guarantees,

which have been registered under the Securities Act of 1933, as amended,

for

any and all outstanding unregistered

$250,000,000 principal amount of 5.50% Senior Notes due 2026 and the related guarantees

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (the “Exchange Offer”) up to $250,000,000 in aggregate principal amount of our new 5.50% Senior Notes due 2026 (the “New Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding unregistered 5.50% Senior Notes due 2026 (the “Old Notes” and, together with the New Exchange Notes, the “Notes”).

•	We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Exchange Notes that are registered under the Securities Act.

•	You may withdraw tenders of Old Notes at any time prior to the expiration date of the Exchange Offer.

•	The Exchange Offer expires at 11:59 p.m., New York City time, on June 17, 2019 unless extended (such date, the “Expiration Date”).

•

The terms of the New Exchange Notes to be issued in the Exchange Offer are identical in all material respects to the terms of the Old Notes, except that the New Exchange Notes will be registered under the Securities Act and will not be subject to transfer restrictions (unless required by applicable law) or registration rights.

•

The exchange of Old Notes for New Exchange Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion in the section entitled “Material United States Federal Income Tax Considerations” for more information.

•	Old Notes that are not exchanged will remain outstanding, but will not have further registration rights.

•	We will not receive any proceeds from the Exchange Offer.

Each broker-dealer that receives New Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchange Notes. See “Plan of Distribution.”

Our common shares trade on The New York Stock Exchange under the symbol “SSW.”

For a more detailed description of the New Exchange Notes, see “Description of the New Exchange Notes” beginning on page 27.

See “Risk Factors” beginning on page 10 of this prospectus for a discussion of risks you should consider before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). Prior to making any decision with respect to the Exchange Offer, you should read this prospectus, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are making the Exchange Offer only in jurisdictions where such offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the respective dates of the documents incorporated herein by reference.

Unless otherwise indicated, references in this prospectus to “Seaspan,” the “Company,” “we,” “us” and “our” and similar terms refer to Seaspan Corporation and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Notes described herein, shall mean Seaspan Corporation. Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual reports with and furnish quarterly and other information to the SEC. Copies of the materials are available on the SEC’s web site at www.sec.gov. You can also obtain information about us at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. To obtain timely delivery of documents or information, we must receive your request no later than five business days before the Expiration Date of the Exchange Offer.

Each broker-dealer that receives New Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934 (the “Exchange Act”), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal security-holders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 26, 2019;

•	Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 15, 2019, January 17, 2019, May 3, 2019, May 13, 2019, and May 16, 2019; and

•

any subsequent Reports of Foreign Private Issuer on Form 6-K furnished to the SEC prior to the Expiration Date, in each case, that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference into this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this document), at no cost, by visiting our website at www.seaspancorp.com, or by writing or calling us at the following address:

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong, China

(852) 2540-1686

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

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SUMMARY

This summary highlights information about us and the Exchange Offer. Because it is a summary, it does not contain all the information that you should consider before tendering Old Notes for exchange and we urge you to read this entire prospectus carefully, including the “Risk Factors” section and the information and documents incorporated by reference herein, including our financial statements and notes thereto, before deciding to tender Old Notes for exchange. See the section of this prospectus entitled “Where You Can Find More Information.”

Seaspan Corporation

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. As of March 31, 2019, we operated a fleet of 112 containerships that have an average age of approximately six years, on a TEU weighted basis.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of March 31, 2019, the charters on the 112 vessels in our operating fleet had an average remaining term of approximately four years, on a TEU weighted basis, excluding the effect of charterers’ options to extend certain time charters.

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus.

Summary Description of the Exchange Offer

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

The Exchange Offer	We are offering up to $250,000,000 in aggregate principal amount of our new 5.50% Senior Notes due 2026, which have been registered under the Securities Act, for any and all of our outstanding unregistered 5.50% Senior Notes due 2026 issued on January 15, 2019.

Expiration Date	The Exchange Offer will expire on the Expiration Date, or a later date and time to which we extend it.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the Exchange Offer at any time prior to the Expiration Date. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the Expiration Date or termination of the Exchange Offer. In the case of the Old Notes tendered by book-entry transfer into the Exchange Agent’s (as defined below) account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see the sections entitled “The Exchange Offer—Terms of the Exchange Offer” and the “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, including the following:

•	the Exchange Offer does not violate applicable law or any applicable interpretations of the staff of the SEC;

•	the Old Notes are validly tendered in accordance with the Exchange Offer;

•	no action or proceeding would impair our ability to proceed with the Exchange Offer; and

•	any governmental approval has been obtained that we believe, in our sole discretion, is necessary for the completion of the Exchange Offer as outlined in this prospectus.

Procedures for Participation in the Exchange Offer

If you wish to accept the Exchange Offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the Exchange Agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. See “The Exchange Offer—Procedures for Tendering.” By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Exchange Notes you receive will be acquired in the ordinary course of your business;

•	you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Exchange Notes;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the New Exchange Notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Old Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Exchange Notes received in respect of such Old Notes pursuant to the Exchange Offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the Exchange Offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, prior to completing and executing the letter of transmittal (or any agent’s message in lieu thereof) and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

U.S. Federal Income Tax Considerations	The exchange of the Old Notes for New Exchange Notes in the Exchange Offer will not be a taxable transaction for United States federal income tax purposes. See the discussion in the section entitled “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the Exchange Offer.

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Exchange Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Exchange Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Exchange Notes in the Exchange Offer in the ordinary course of your business; or

•

you are engaged in or intend to engage in, or have an arrangement or understanding with any person to participate in, the distribution, as defined in the Securities Act, of the New Exchange Notes you will receive in the Exchange Offer.

If any of the statements above apply to you, you cannot rely on the position of the SEC staff described above and you must, therefore, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Exchange Notes, unless an exemption from these requirements is available to you. In that case, if you transfer any New Exchange Notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your New Exchange Notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability. In addition, the SEC has not considered the Exchange Offer in the context of its interpretive letters and we cannot be sure that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances.

We have not entered into any arrangement or understanding with any person who will receive New Exchange Notes in the Exchange Offer to distribute those New Exchange Notes following completion of the Exchange Offer. We are not aware of any person that will participate in the Exchange Offer with a view to distribute the New Exchange Notes.

Restrictions on Sale by Broker-Dealers	Each broker-dealer that receives New Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchange Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Old Notes	If you do not exchange Old Notes for New Exchange Notes, you will not be able to offer, sell or otherwise transfer your Old Notes except:

•	in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

•	pursuant to an exemption from the securities laws; or

•	in a transaction not subject to the securities laws.

Old Notes that remain outstanding after completion of the Exchange Offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the Exchange Offer, you will not be entitled to any rights to have the resale of Old Notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any Old Notes that remain outstanding after the completion of the Exchange Offer. The transfer restrictions and the availability of New Exchange Notes that are freely tradable could adversely affect the trading market for your Old Notes.

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Exchange Agent	Bank of New York Mellon is the Exchange Agent for the Exchange Offer. You can find the address and telephone number of the Exchange Agent below in the section entitled “The Exchange Offer—Exchange Agent.”

Risk Factors	For risks related to the Exchange Offer, please read the section of this prospectus entitled “Risk Factors” beginning on page 10 of this prospectus to determine whether participating in the Exchange Offer is appropriate for you.

The New Exchange Notes

The terms of the New Exchange Notes and those of the Old Notes are substantially identical, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Exchange Notes. The following summary contains basic information about the New Exchange Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the New Exchange Notes, see “Description of the New Exchange Notes.”

Issuer	Seaspan Corporation.

Securities Offered	Up to $250,000,000 in aggregate principal amount of 5.50% Senior Notes due 2026. The New Exchange Notes will be issued under the Indenture pursuant to which we previously issued $250,000,000 in aggregate principal amount of Old Notes. The New Exchange Notes and the Old Notes will be treated as a single class for all purposes under the Indenture. As used herein, the “Indenture” means that certain base indenture, dated as of October 10, 2017 (the “Base Indenture”), between us and The Bank of New York Mellon (“BNY Mellon”), as trustee (in such capacity, the “Trustee”), as supplemented, amended or otherwise modified by a ninth supplemental indenture dated as of January 15, 2019 (the “Supplemental Indenture”), among us, certain of our subsidiaries, as guarantors, and the Trustee pursuant to which the Old Notes were issued.

Maturity Date	January 15, 2026.

Interest Rate	We will pay interest on the New Exchange Notes at an annual interest rate of 5.50%.

Interest Payment Dates	We will make interest payments on the New Exchange Notes quarterly in U.S. dollars, in arrears, on each January 30, April 30, July 30 and October 30, beginning on April 30, 2019. Interest began accruing from January 15, 2019.

Guarantees	The New Exchange Notes will be jointly and severally and fully and unconditionally guaranteed on (i) a senior secured basis by Seaspan Investment (as defined below) and (ii) a senior unsecured basis by (A) the other Initial Guarantors and (B) certain of our other existing and future subsidiaries as may be required under the Indenture (collectively, the “Guarantors”). These subsidiaries also guarantee the Old Notes.

“Initial Guarantors” means, collectively, Seaspan Holding 140 Ltd.; Seaspan 140 Ltd.; Seaspan (Asia) Corporation; Seaspan Containership 2180 Ltd.; Seaspan Containership 2181 Ltd.; Seaspan Holdco I Ltd.; Seaspan Holdco II Ltd.; Seaspan Holdco III Ltd.; Seaspan Holdco IV Ltd.; Seaspan Investment I Ltd. (“Seaspan Investment”); Seaspan Capital Ltd.; Seaspan Ship Management Ltd.; Seaspan Crew Management Ltd.; Seaspan Management Services Limited; and Seaspan Advisory Services Limited.

Collateral	The New Exchange Notes will be secured on a pari passu basis with the Old Notes by a pledge of all of the limited liability company interests of Greater China Intermodal Investments LLC (“GCI”) directly held and owned from time to time by Seaspan Investment and all products and proceeds thereof, which collateral will also secure on an equal and ratable basis certain other indebtedness.

Ranking	The New Exchange Notes will be our senior unsecured obligations and rank equally in right of payment with all of our other senior obligations (including the Old Notes) and senior in right of payment to all of our indebtedness that by its terms is subordinated to the New Exchange Notes. The guarantees of the New Exchange Notes (the “New Exchange Note Guarantees”) will, in the case of the New Exchange Note Guarantee of (i) Seaspan Investment, be a senior secured obligation of such Guarantor that is secured by the collateral and (ii) each other Guarantor, be a senior unsecured obligation of such Guarantor and, in each case, rank equally in right of payment with all other senior obligations of such Guarantor (including its guarantee of the Old Notes) and senior in right of payment to all indebtedness of such Guarantor that by its terms is subordinated to the New Exchange Note Guarantee of such Guarantor.

Additional Amounts	All payments made by us or on our behalf under or with respect to the New Exchange Notes or by any Guarantor with respect to its New Exchange Note Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands, or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which we (including any successor entity) or such Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including the jurisdiction of each paying agent) (each, a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the New Exchange Notes or the New Exchange Note Guarantees. Subject to certain exceptions, we and the Guarantors will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder of a New Exchange Note (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted. See “Description of the New Exchange Notes—Additional Amounts.”

Optional Tax Redemption	We may redeem the New Exchange Notes, at our option, at any time in whole but not in part, upon irrevocable notice, at a redemption price equal to 100% of the outstanding principal amount of New Exchange Notes, plus accrued and unpaid interest (if any) to, but excluding, the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that we determine in good faith that we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the New Exchange Notes and such obligation cannot be avoided by taking reasonable measures available to us (including making payment through a paying agent located in another jurisdiction), as a result of certain changes in the laws of a relevant taxing jurisdiction or interpretations thereof (including regulations or rulings in respect thereof).

Optional Redemption	On or after January 15, 2024, we may, at our option, redeem the New Exchange Notes in whole or in part at any time and from time to time at a redemption price equal to 100% of the principal amount of the New Exchange Notes to be redeemed plus accrued and unpaid interest (if any) to but excluding the redemption date.

Change of Control	If we undergo a change of control, we will be required to make an offer to each holder to repurchase all or a portion of their New Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest (if any) to the date of repurchase.

Annual Put Right	We are required to make an offer to each holder to repurchase all or a portion of their New Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest (if any) to the date of repurchase, which date of repurchase will be on each January 15, beginning on January 15, 2020 (unless such date of repurchase is not a business day, in which case the date of repurchase shall be the immediately succeeding business day).

Certain Covenants	The indenture governing the New Exchange Notes contains covenants for the benefit of the holders of the New Exchange Notes that include, subject to important exceptions, restrictions on our ability and in certain cases, the ability of our subsidiaries to:

•	incur indebtedness and certain other liabilities that would cause our consolidated total borrowings to be equal to or exceed a percentage of our consolidated total assets;

•	permit our consolidated net worth to be equal to or less than a specified threshold;

•	create liens;

•	pay dividends, make distributions on or repurchase shares;

•	change our line of business;

•

merge or consolidate with, or sell, transfer, lease or otherwise dispose all or any substantial part of (i) our assets or (ii) the stock of any of our subsidiaries to, another person or liquidate or dissolve.

Each of these covenants is subject to a number of significant exceptions. You should read “Description of the New Exchange Notes—Certain Covenants” for a description of these covenants.

Denominations	The New Exchange Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Governing Law	The Indenture and the Pledge Agreement (as defined below) are, and the New Exchange Notes will be, governed by New York law.

Trustee	The Bank of New York Mellon.

Risk Factors	Tendering your Old Notes in the Exchange Offer involves risks. You should carefully consider the information in the section entitled “Risk Factors” in this prospectus.

RISK FACTORS

Before participating in the Exchange Offer, you should carefully consider the risk factors described below and in our periodic reports filed with the SEC, together with all of the other information included in this prospectus and the other information that we have incorporated by reference, including those risks discussed in our latest Annual Report on Form 20-F filed with the SEC. The risks and uncertainties described below and in the foregoing documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of such risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected and could cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment.

Risks Relating to the Exchange Offer and Holding the New Exchange Notes

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the Exchange Offer.

If you do not exchange your Old Notes for New Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because the Company issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements.

In addition, the Company has not conditioned the Exchange Offer on receipt of any minimum or maximum principal amount of Old Notes. As Old Notes are tendered and accepted in the Exchange Offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. The Company cannot assure you of the liquidity, or even the continuation, of the trading market for the Old Notes following the Exchange Offer.

You must comply with the Exchange Offer procedures to receive New Exchange Notes.

Holders are responsible for complying with all the Exchange Offer procedures. The issuance of New Exchange Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Exchange Notes should allow sufficient time for timely completion of the exchange procedures. Neither the Company nor the Exchange Agent is obligated to extend the Exchange Offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

The New Exchange Notes have not been rated, and ratings of any other of our securities may affect the value of the New Exchange Notes.

We have not sought to obtain a rating for the New Exchange Notes, and the New Exchange Notes may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the New Exchange Notes or that we may elect to obtain a rating of our New Exchange Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the New Exchange Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn (or if ratings for such other securities would imply a lower relative value for the New Exchange Notes), could adversely affect the value of your investment in the New Exchange Notes. Ratings only reflect the views of the issuing rating agency or agencies, and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the New Exchange Notes. Ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the New Exchange Notes may not reflect all risks related to us and our business, or the structure or value of the New Exchange Notes.

The New Exchange Notes may not be freely tradeable by you based on various factors, including your “affiliate” status.

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by holders of such notes, subject to certain limitations. The New Exchange Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is acquiring the New Exchange Notes in the ordinary course of its business;

•	the holder is not engaging in and does not intend to engage in a distribution of the New Exchange Notes;

•	the holder does not have any arrangement or understanding with any person to participate in the Exchange Offer for the purpose of distributing the New Exchange Notes; and

•	the holder is not an “affiliate” of ours or any of the guarantors of the New Exchange Notes, within the meaning of Rule 405 under the Securities Act.

However, we have not submitted a no-action letter to the SEC regarding this Exchange Offer and we cannot assure you that the SEC would make a similar determination with respect to this Exchange Offer. If you are an affiliate of ours or any of the guarantors of the New Exchange Notes, engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the New Exchange Notes to be acquired pursuant to the Exchange Offer, you will be subject to additional limitations. Such “affiliates” may sell the New Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. See “The Exchange Offer—Effect of the Exchange Offer” in this prospectus.

If you are a broker-dealer, your ability to transfer the New Exchange Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it resells the New Exchange Notes. The Company’s obligation to make this prospectus available to broker-dealers is limited, and, as a result, the Company cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Exchange Notes. See “Plan of Distribution.”

There is no public market for the New Exchange Notes, a market may not develop, and you may have to hold your New Exchange Notes to maturity.

The New Exchange Notes are a new issue of securities and there is no existing trading market for the New Exchange Notes. No assurance can be given that a liquid market will develop for the New Exchange Notes, that you will be able to sell your New Exchange Notes at a particular time or that the prices that you receive when you sell the New Exchange Notes will be favorable.

The liquidity of any market for the New Exchange Notes and the prices at which the New Exchange Notes will trade, if a trading market develops, will depend on a number of factors, including:

•	the number of holders of New Exchange Notes;

•	the Company’s operating performance and financial condition;

•	the Company’s ability to complete the offer to exchange the Old Notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the New Exchange Notes; and

•	prevailing interest rates.

We and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our level of indebtedness.

The terms of the Indenture permit us to incur substantial additional indebtedness in the future, including to finance working capital, capital expenditures, investments or acquisitions and including under any future credit facility. Although the Indenture limits our ability to incur additional indebtedness, and our ability and the ability of our subsidiaries to incur liens, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness, the risks associated with our leverage, including our possible inability to service our debt, would increase.

The terms of the Indenture, and future indebtedness may, restrict our current and future operations, particularly our ability to respond to changes in our business and to take certain actions.

The Indenture contains, and agreements governing future indebtedness may contain, a number of restrictive covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability and, in certain cases the ability of our subsidiaries, to:

•	incur indebtedness and certain other liabilities that would cause our consolidated total borrowings to be equal to or exceed a percentage of our consolidated total assets;

•	permit our consolidated net worth to be equal to or less than a specified threshold;

•	create liens;

•	pay dividends, make distributions on or repurchase shares;

•	change our line of business; and

•

merge or consolidate with, or sell, transfer, lease or otherwise dispose all or any substantial part of (i) our assets or (ii) the stock of any of our subsidiaries to, another person or liquidate or dissolve.

The covenants in the Indenture are subject to important exceptions and qualifications, which are described under ‘‘Description of the New Exchange Notes.’’ In addition, if we enter into a credit facility in the future or issue other debt securities, they may contain financial covenants, including maintenance covenants that would require us to satisfy such covenants on an ongoing basis. Our ability to comply with these financial covenants can be affected by events beyond our control.

A breach of the covenants under the Indenture, or under any agreements for future indebtedness, could result in an event of default under the applicable indebtedness. Such a default may allow the creditors of the defaulted indebtedness to accelerate the related debt and may also result in the acceleration of any other debt which has a cross-acceleration or cross-default provision to the related debt. Furthermore, if we were unable to repay the amounts due and payable under any secured arrangement, those respective lenders could proceed against the collateral securing such indebtedness, which could include the collateral securing the New Exchange Notes. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

As a result of restrictions contained in the Indenture, and that may be contained in any agreements for future indebtedness, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns or unable to compete effectively or to take advantage of new business opportunities.

The Collateral may be difficult to realize upon and its value may not be sufficient to satisfy all the obligations secured by such Collateral. As a result, holders of the New Exchange Notes may not receive full payment on their New Exchange Notes following an event of default.

Liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due under the New Exchange Notes and the liquidation of assets that are not part of the Collateral may not produce sufficient proceeds to pay amounts due under the New Exchange Notes after applying such proceeds to satisfy the obligations of creditors with prior claims on such assets. To the extent the proceeds of any sale of the Collateral are insufficient to satisfy the obligations under the New Exchange Notes or the New Exchange Note Guarantees, any claim in respect of the New Exchange Notes and the New Exchange Note Guarantees for the difference between the amount, if any, realized by the holders of the New Exchange Notes from the sale of the Collateral, and the remaining obligations under the New Exchange Notes will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness and other obligations, including trade payables, and will be effectively junior in right of payment to any of our existing and future indebtedness that is secured by assets that are not part of the Collateral, to the extent of the value of the assets securing such indebtedness.

In addition, to the extent that liens, security interests and other rights granted to other parties encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the ability of the Collateral Agent or the holders of the New Exchange Notes to realize or foreclose on the Collateral. Also, your rights in the collateral, together with the rights of holders of our existing 5.50% Senior Notes due 2025 and lenders under our existing revolving credit facility, are governed by the terms of the pledge agreement governing the New Exchange Notes. If we enter into a future credit facility or issue additional notes, in addition to diluting your rights to the Collateral, pursuant to the terms of the pledge agreement governing the New Exchange Notes, the right of the lenders under the future debt to exercise certain remedies with respect to the Collateral could delay liquidation of the Collateral.

Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the Collateral Agent or any holder of the New Exchange Notes to obtain the benefit of any Collateral. Such delays would likely have a material adverse effect on the value of the Collateral.

No appraisal has been made for any of the Collateral in connection with the issuance of the New Exchange Notes, and the book value of the Collateral should not be relied upon as a measure of realizable value for such assets. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the New Exchange Notes or any of the Guarantors’ obligations under the New Exchange Note Guarantees, in full or at all. By its nature, the Collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation, particularly if we are forced to sell it under distressed circumstances in the future, if those circumstances arise.

Payment of principal and interest on the New Exchange Notes will be effectively subordinated to any secured indebtedness we may incur in the future that is secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.

In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, any debt that ranks ahead of the New Exchange Notes and the New Exchange Note Guarantees will be entitled to be paid in full from our assets before any payment may be made with respect to the New Exchange Notes and the New Exchange Note Guarantees. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the New Exchange Notes. Payment under the New Exchange Notes will be effectively junior in right of payment to any secured indebtedness we may incur in the future that is secured by assets that are not part of the Collateral (to the extent of the value of such assets).

The Company may not be able to purchase the New Exchange Notes upon the occurrence of a Change of Control or in connection with the Annual Put Right.

Upon the occurrence of a Change of Control (as defined below), the Company will be required to offer to purchase all of the New Exchange Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a Change of Control were to occur, the Company may not have sufficient funds to pay the purchase price for the outstanding New Exchange Notes tendered, and expects that it would require third-party financing; however, the Company may not be able to obtain such financing on favorable terms, if at all. In addition, the occurrence of a Change of Control may result in an event of default under, or require the Company to purchase, the Company’s other existing or future senior indebtedness. Moreover, the exercise by the holders of their right to require the Company to purchase the New Exchange Notes could cause a default under its existing or future senior indebtedness, even if the occurrence of a Change of Control itself does not, due to the financial effect of such purchase on the Company and its subsidiaries. The Company’s failure to purchase tendered New Exchange Notes at a time when the purchase is required by the Indenture would constitute an event of default under the Indenture, which, in turn, may constitute an event of default under future debt. See “Description of the New Exchange Notes—Change of Control and Annual Put Right—Change of Control.”

In addition, each holder of the New Exchange Notes has the right, once a year at its option, to require the Company to purchase all of the New Exchange Notes held by such holder at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest. The Company may not have sufficient funds to pay the purchase price for any New Exchange Notes tendered in connection with the Annual Put Right (as defined below), and may require third-party financing; however, the Company may not be able to obtain such financing on favorable terms, if at all. Moreover, the exercise by the holders of their right to require the Company to purchase the New Exchange Notes could cause a default under its existing or future senior indebtedness, even if the Annual Put Right itself does not, due to the financial effect of such purchase on the Company and its subsidiaries. The Company’s failure to purchase tendered New Exchange Notes at a time when the purchase is required by the Indenture would constitute an event of default under the Indenture, which, in turn, may constitute an event of default under future debt. See “Description of the New Exchange Notes—Change of Control and Annual Put Right—Annual Put Right.”

The provisions in the Indenture that will govern the New Exchange Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the Indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company or its subsidiaries. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of Change of Control in the Indenture to trigger the provision. Except as described under “Description of the New Exchange Notes—Change of Control and Annual Put Right—Change of Control,” the Indenture does not contain provisions that permit the holders of the New Exchange Notes to require the Company to purchase the New Exchange Notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the New Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Exchange Notes; accordingly, you may not be able to require the purchase of your New Exchange Notes upon a Change of Control even if you have not consented to the waiver of such obligation.

Servicing the Company’s indebtedness will require a significant amount of cash. The Company’s ability to generate cash depends on a variety of factors, many of which are beyond its control.

The Company’s ability to make payments on its indebtedness, including the New Exchange Notes, will depend on the Company’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond the Company’s control. The Company’s business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to it in an amount sufficient to enable the Company to pay its indebtedness, including the New Exchange Notes, or to fund its other liquidity needs. The Company may need to refinance all or a portion of its indebtedness on or before maturity. However, the Company may not be able to complete such refinancing on commercially reasonable terms or at all.

Only some of the Company’s subsidiaries will guarantee the New Exchange Notes. Your right to receive payments on the New Exchange Notes could be adversely affected if any of the Company’s subsidiaries that are not Exchange Note Guarantors declare bankruptcy, liquidate or reorganize.

Not all of the Company’s subsidiaries will guarantee the New Exchange Notes, and those subsidiaries may incur debt and other liabilities to the extent permitted by the indenture governing the New Exchange Notes. Accordingly, the New Exchange Notes will be effectively subordinated to the prior payment of debts and other liabilities (including trade payables) of the Company’s subsidiaries that are not Exchange Note Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries that are not Exchange Note Guarantors, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company.

The indebtedness represented by the New Exchange Notes and the Exchange Note Guarantees may be unenforceable due to voidable transfer statutes.

The Company believes that the indebtedness represented by the New Exchange Notes and the Exchange Note Guarantees is being incurred for proper purposes, in good faith, and not to hinder, delay, or defraud any entity to which it is, or will become on or after the consummation of the Exchange Offer, indebted. Based on present forecasts, asset valuations and other financial information, the Company and the Exchange Note Guarantors are, and after the consummation of the Exchange Offer, will be, solvent and will have reasonably sufficient capital for carrying on the current and contemplated businesses of the Company and the Exchange Note Guarantors and will be able to pay debts of the Company and the Exchange Note Guarantors as they come due. Notwithstanding this belief, however, under federal or state voidable transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that the Company or the Exchange Note Guarantors did not receive fair consideration (or reasonably equivalent value) for issuing the New Exchange Notes or the Exchange Note Guarantees or for any indebtedness refinanced by the New Exchange Notes and at the time of the issuance of that indebtedness or those Exchange Note Guarantees, the Company or the Exchange Note Guarantors were insolvent, were rendered insolvent by reason of that incurrence, were engaged in a business or transaction for which the Company’s or the Exchange Note Guarantors’ remaining assets constituted unreasonably small capital, intended to incur, or believed that the Company or the Exchange Note Guarantors would incur, debts beyond any of their ability to pay such debts as they became due, or that any of the Company or the New Exchange Notes Guarantors intended to hinder, delay or defraud its creditors, then that court could, among other things, (i) void all or a portion of the Company’s obligations to the holders of the New Exchange Notes or the Exchange Note Guarantors’ obligations under the Exchange Note Guarantees, (ii) subordinate all or a portion of the payments made to holders of the New Exchange Notes (or the Exchange Note Guarantees) to the Company’s (or the Exchange Note Guarantors’) other existing and future indebtedness to a greater extent than would otherwise be the case, the effect of which would be to entitle those other creditors to be paid in full before any payment could be made on the New Exchange Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of that company’s debts was greater than all of that company’s assets at a fair valuation, or if the present fair saleable value of that company’s assets was less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and due. There can be no assurance as to what standards a court would apply to determine whether the Company or the Exchange Note Guarantors were solvent at the relevant time, or whether, whatever standard was applied, the New Exchange Notes and/or the Exchange Note Guarantees would not be voided on any of the grounds set forth above.

Risks Relating to Our Business

For a description of the risks associated with the Company, see the section entitled “Risk Factors” in our latest Annual Report on Form 20-F as well as the other information incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. Any Old Notes that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and cancelled. Accordingly, issuance of the New Exchange Notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued $250,000,000 of Old Notes that are subject to this Exchange Offer on January 15, 2019 in a transaction exempt from registration under the Securities Act. In connection with the issuance and sale, we entered into a registration rights agreement with the purchasers of the Old Notes. In the registration rights agreement we agreed to, among other things:

•

file with the SEC a registration statement on an appropriate form under the Securities Act (the “Exchange Offer Registration Statement”) not later than 180 days after the original issuance of the Old Notes;

•	use our commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC not later than 180 days after the original issuance of the Old Notes; and

•

keep the Exchange Offer open for acceptance for a period of not less than 20 business days; and use our commercially reasonable efforts to cause the Exchange Offer to be consummated not later than 45 days after the Exchange Offer Registration Statement has become effective.

If:

•

we are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC;

•

for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to the 180th day after the original issuance of the Old Notes, or the Exchange Offer is not consummated not later than 45 days after the Exchange Offer Registration Statement has become effective; or

•

any holder of notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Exchange Notes in the Exchange Offer other than by reason of such holder being our affiliate;

we agree to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the holders thereof. We will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective within the time periods specified in the Registration Rights Agreement. We will use our commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the first anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the registrable securities covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding.

If (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 180th day after the issue date of the notes, (ii) the Exchange Offer Registration Statement has not been declared effective on or prior to the 180th day after the issue date of the notes, (iii) the Exchange Offer is not consummated not later than 45 days after the Exchange Offer Registration Statement has become effective, (iv) the Shelf Registration Statement is not declared effective within the time periods specified in the Registration Rights Agreement, (v) the Shelf Registration Statement when declared effective fails to register all of the Registrable Debt Securities (as defined in the Registration Rights Agreement), or (vi) the suspension period for the Shelf Registration Statement exceeds 60 days in one instance or 60 days in the aggregate during any consecutive 12-month period (each such event referred to in clauses (i) through (vi) above, a “Registration Default”), the rate of interest on the notes shall be increased by 0.25% per annum of the principal amount of the notes offered hereby, and will further increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing up to a maximum of 2.00% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest (as defined below) with respect to Registration Defaults will cease.

Once the Exchange Offer is complete, we will have no further obligation to register any of the Old Notes not tendered to us in the Exchange Offer. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Exchange Notes—Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the Exchange Offer.”

Effect of the Exchange Offer

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, including the “Exxon Capital Holdings Corporation” (April 13, 1988) and similar letters, we believe that the notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired Old Notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The New Exchange Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is acquiring the New Exchange Notes in the ordinary course of its business;

•	the holder is not engaging in and does not intend to engage in a distribution of the New Exchange Notes;

•	the holder does not have any arrangement or understanding with any person to participate in the Exchange Offer for the purpose of distributing the New Exchange Notes; and

•	the holder is not an “affiliate” of ours or any of the guarantors of the New Exchange Notes, within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the Exchange Offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the Exchange Offer and has no arrangement or understanding to participate in a distribution of notes issued in the Exchange Offer; and

•	it is acquiring the New Exchange Notes in the ordinary course of its business.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender Old Notes in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of Old Notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for Old Notes, where such Old Notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the Exchange Offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

We have not entered into any arrangement or understanding with any person who will receive New Exchange Notes in the Exchange Offer to distribute those New Exchange Notes following completion of the Exchange Offer. We are not aware of any person that will participate in the Exchange Offer with a view to distribute the New Exchange Notes.

In addition, to comply with state securities laws of certain jurisdictions, the New Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Exchange Notes. We have not agreed to register or qualify the New Exchange Notes for offer or sale under state securities laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the Exchange Offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all Old Notes validly tendered and not withdrawn before 11:59 p.m., New York City time, on the Expiration Date (unless we elect in our sole discretion to accept for exchange Old Notes prior to the Expiration Date). We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. You may tender some or all of your Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in a minimum principal amount of $1,000 and in integral multiples of $1,000 in excess thereof.

The New Exchange Notes will be substantially identical to the Old Notes, except that:

•	the offering of the New Exchange Notes has been registered under the Securities Act;

•	the New Exchange Notes will not be subject to transfer restrictions; and

•	the New Exchange Notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

The New Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the same indenture under which the Old Notes were issued. The Old Notes and the New Exchange Notes will be treated as a single series of debt securities under the Indenture. For a description of the terms of the Indenture and the New Exchange Notes, see “Description of the New Exchange Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. As of the date of this prospectus, we have an aggregate of $250,000,000 principal amount of Old Notes.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Holders of Old Notes do not have any appraisal or dissenters’ rights under law or under the Indenture in connection with the Exchange Offer. Old Notes that are not tendered will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in the case of the Initial Purchasers and Participating Broker-Dealers as provided herein).

We will be deemed to have accepted for exchange validly tendered Old Notes when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Exchange Notes from us and delivering the New Exchange Notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions.” All Old Notes accepted for exchange will be exchanged for exchange notes promptly following the Expiration Date (or, if we elect to accept for exchange Old Notes prior to the Expiration Date, promptly after acceptance). If we decide for any reason to delay for any period our acceptance of any Old Notes for exchange, we will extend the Expiration Date for the same period.

If we do not accept for exchange any tendered Old Notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted Old Notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the Expiration Date.

We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your Old Notes in the Exchange Offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the Exchange Offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “Expiration Date” means 11:59 p.m., New York City time, on June 17, 2019 unless we, in our sole discretion, extend the Exchange Offer, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

If we determine to extend the Exchange Offer, we will notify the Exchange Agent of any extension by oral or written notice. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes;

•

to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Conditions” have not been satisfied by the Expiration Date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the Exchange Offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Old Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Old Notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension of the Exchange Offer, all Old Notes previously tendered will remain subject to the Exchange Offer, and we may accept them for exchange. We will return any Old Notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the Exchange Offer.

Interest on the New Exchange Notes and the Old Notes

Any Old Notes not tendered or accepted for exchange will continue to accrue interest at the rate of 5.50% per annum in accordance with their terms. The New Exchange Notes will accrue interest at the rate of 5.50% per annum from the date of the last periodic payment of interest on the Old Notes or, if no interest has been paid, from the date of original issuance of the Old Notes. Interest on the New Exchange Notes and any Old Notes not tendered or accepted for exchange will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year.

Procedures for Tendering

Only a registered holder of Old Notes may tender those notes in the Exchange Offer. To tender in the Exchange Offer, a holder must properly complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the Exchange Agent at one of the addresses set forth below under “—Exchange Agent,” before 11:59 p.m., New York City time, on the Expiration Date. In addition, either:

•

the Exchange Agent must receive, before the Expiration Date, a timely confirmation of a book-entry transfer of the tendered Old Notes into the Exchange Agent’s account at DTC, or the depositary, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of Old Notes by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of letters of transmittal and all other required documents to the Exchange Agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes, and our determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of Old Notes for exchange, neither we nor the Exchange Agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any Old Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such Old Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date, (b) as set forth below under “—Conditions,” to terminate the

Exchange Offer and (c) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of Old Notes (other than certain specified holders) will represent to us that:

•	it is acquiring the New Exchange Notes in the Exchange Offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the New Exchange Notes;

•

it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the New Exchange Notes; and

•

it is not an “affiliate” of ours or any of the guarantors of the New Exchange Notes, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Notes by causing DTC to transfer these Old Notes into the Exchange Agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of this book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of Old Notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of Old Notes must be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the Exchange Agent at one of its addresses listed below under “—Exchange Agent,” before 11:59 p.m., New York City time, on the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

All references in this prospectus to deposit or delivery of Old Notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their Old Notes and (1) who cannot deliver a confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account at DTC, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the Expiration Date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the Exchange Agent; and

•

the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered Old Notes into the Exchange Agent’s account at DTC and all other documents required by the letter of transmittal are received by the Exchange Agent within three New York Stock Exchange, Inc. trading days after the Expiration Date.

Upon request to the Exchange Agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the principal amount of such Old Notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no exchange notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the Expiration Date.

Any Old Notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions

Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any Old Notes, and we may terminate the Exchange Offer as provided in this prospectus prior to the Expiration Date, if:

•	the Exchange Offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the SEC staff;

•	the Old Notes are not tendered in accordance with the Exchange Offer;

•

you do not represent that you are acquiring the New Exchange Notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the New Exchange Notes, that you have no arrangement or understanding with any person to participate in a distribution of the New Exchange Notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the New Exchange Notes under the Securities Act; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any Old Notes or credit any tendered Old Notes to the account maintained within DTC by the participant in DTC which delivered the Old Notes; or

•	extend the Exchange Offer and retain all Old Notes tendered before the Expiration Date, subject to the rights of holders to withdraw the tenders of Old Notes (see “—Withdrawal of Tenders” above); or

•

waive the unsatisfied conditions with respect to the Exchange Offer prior to the Expiration Date and accept all properly tendered Old Notes that have not been withdrawn or otherwise amend the terms of the Exchange Offer in any respect as provided under “—Expiration Date; Extensions; Amendments.” If a waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer as required in our judgment by law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such extended period.

In addition, we will not accept for exchange any Old Notes tendered, and we will not issue exchange notes in exchange for any of the Old Notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Exchange Agent

The Bank of New York Mellon has been appointed as the Exchange Agent for the Exchange Offer. All signed letters of transmittal and other documents required for a valid tender of your Old Notes should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent addressed as follows:

THE BANK OF NEW YORK MELLON

240 Greenwich Street, Floor 7E

New York, NY 10286

Attn: Joellen McNamara

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the Exchange Offer. These expenses include fees and expenses of the Exchange Agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the Exchange Offer. If, however, exchange notes issued in the Exchange Offer, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes for exchange notes in connection with the Exchange Offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the New Exchange Notes in our accounting records at the same carrying values as the Old Notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Exchange Notes.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for exchange notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes as set forth in the legend printed thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 5.50% per annum, and the Old Notes will otherwise remain outstanding in accordance with their terms.

In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the Exchange Offer, holders of Old Notes will not be entitled to any rights to have the resale of Old Notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any Old Notes that remain outstanding after completion of the Exchange Offer.

DESCRIPTION OF THE NEW EXCHANGE NOTES

We issued the Old Notes and will issue the New Exchange Notes (collectively, the “Notes”) under a base indenture, dated as of October 10, 2017 (the “Base Indenture”) between Seaspan Corporation, as issuer, and The Bank of New York Mellon (“BNY Mellon”), as trustee (in such capacity, the “Trustee”), as supplemented, amended or otherwise modified by a ninth supplemental indenture dated as of January 15, 2019 (the “Supplemental Indenture”), among Seaspan (as defined below), certain of its Subsidiaries, as guarantors, and the Trustee. In this description, unless otherwise specified, the word “Indenture” shall be deemed to refer to the Base Indenture, as supplemented, amended or otherwise modified by the Supplemental Indenture and except to the extent the context may otherwise require, references to provisions of the Indenture solely relate to the Notes (and not any other Securities issued under the Base Indenture).

The New Exchange Notes will be secured on a pari passu basis with the Old Notes by a pledge of all of the limited liability company interests of GCI directly held and owned from time to time by Seaspan Investment I Ltd. (“Seaspan Investment”) and all products and proceeds thereof (collectively, the “Collateral”) pursuant to that certain Amended and Restated Seaspan Investment Pledge and Collateral Agent Agreement, dated as of June 8, 2018 (as amended or supplemented, the “Pledge Agreement”), among Seaspan Investment, Seaspan, BNY Mellon, as collateral agent (in such capacity, the “Collateral Agent”) and the Trustee.

The following description is a summary of certain provisions of the Indenture and the Pledge Agreement, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including those provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”)) and the Pledge Agreement. Seaspan and the Guarantors urge you to read the Indenture because it, and not this description, defines your rights as a holder of the applicable New Exchange Notes.

You can find the definitions of certain capitalized terms used in the following description under the subheading “—Certain Definitions.” Defined terms used but not defined in this description under the subheading “—Certain Definitions” have the meanings assigned to them in the Indenture and if not defined therein, the Pledge Agreement. In this description, references to “Seaspan” or “the Company” refer only to Seaspan Corporation and not any of its Subsidiaries.

The registered holder of a Note (each, a “Holder”) will be treated as the owner of it for all purposes. Only Holders will have rights under the Indenture.

Ranking

The Notes will:

•	be senior unsecured obligations of Seaspan;

•	rank equally in right of payment with all other senior obligations of Seaspan and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes;

•	be effectively subordinated to any Indebtedness of Seaspan that is secured by a lien on its assets to the extent of the value thereof; and

•	be unconditionally guaranteed, jointly and severally, by certain of Seaspan’s Subsidiaries, as set forth under “Guarantees” below.

The Notes will initially be guaranteed by Seaspan Investment and the other Initial Guarantors. Each Guarantee of a Guarantor will:

•

in the case of the Guarantee of (i) Seaspan Investment, be a senior secured obligation of such Guarantor that is secured by the Collateral and (ii) each other Guarantor, be a senior unsecured obligation of such Guarantor;

•

rank equally in right of payment with all other senior obligations of each Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•	be effectively subordinated to any Indebtedness of such Guarantor that is secured by a lien on its assets to the extent of the value thereof.

Principal, Maturity and Interest

In this offering, Seaspan will issue up to $250,000,000 in aggregate principal amount of 5.50% Senior Notes due 2026 (the “New Exchange Notes”) in exchange for the 5.50% Senior Notes due 2026 issued on the Issue Date of like principal amount (the “Old Notes”). The New Exchange Notes shall bear interest at 5.50% per annum, and will mature on January 15, 2026. Interest on the New Exchange Notes will be payable quarterly in arrears in Dollars on January 30, April 30, July 30 and October 30 of each year, beginning with April 30, 2019. Interest will be payable to the holders of record of the New Exchange Notes at the close of business on January 15, April 15, July 15 or October 15, whether or not such day is a business day, as the case may be, immediately preceding such interest payment date.

Interest on the New Exchange Notes will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on the New Exchange Notes started accruing on January 15, 2019.

All payments in respect of the Notes shall include Additional Amounts as and to the extent set forth under “Additional Amounts” below.

Notwithstanding anything to the contrary contained in the Indenture but subject to the terms of the Pledge Agreement, the Company may, from time to time, with the prior written consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, create and issue additional Notes (“Additional Notes”) having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, ranking equally and ratably with, the Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes and will vote together as one class on all matters with respect to such Notes. Any Additional Notes issued will be secured, equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest on the Collateral for the then outstanding Notes. However, any Additional Notes that are not fungible with existing Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from such existing Notes. However, no Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Exchange Notes,” references to the Notes include any Additional Notes actually issued.

New Exchange Notes will be issued fully registered form in denominations of $1,000 and integral multiples thereof.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes or by any Guarantor with respect to any Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands, or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) or such Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including the jurisdiction of each paying agent) (each, a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes or the Guarantees. The Company and the Guarantors will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)

any Taxes that would not have been so imposed but for the Holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)

any Taxes imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5)

any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)

any Taxes imposed on or with respect to any payment by the Company to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8)	any combination of items (1) through (7) above.

If the Company or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Guarantees, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officer’s Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law.

As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the Holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a Holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such Holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obliged to pay Additional Amounts under this “Additional Amounts” and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer or exchange or redemption of the Notes, except, in certain cases, for any tax or other governmental charge that may be imposed in connection therewith and any other expenses (including fees and expenses of the Trustee) that may be imposed in connection with any registration of transfer or exchange of the Notes, other than certain exchanges not involving any transfer. The registrar will not be required to exchange or register a transfer of any Note during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending on the relevant redemption date except the unredeemed portion of any Note being redeemed in part.

Guarantees

Guarantees

The full and prompt payment of the Company’s payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by the Initial Guarantors and each other Subsidiary of the Company that is required to become a Guarantor pursuant to the covenant described under “Certain Covenants—Subsidiary Guarantee”. Each Guarantor will fully and unconditionally guarantee (each a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder and the Trustee that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. Each Guarantee will be unsecured other than the Guarantee of Seaspan Investment which shall be secured by the Collateral.

Limitation on Guarantor Liability

The Guarantees will provide that (i) it is the intent of each Guarantor and Holder that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Guarantee and (ii) accordingly, the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with U.S. GAAP.

Guarantors may consolidate, etc., only on certain terms

A Guarantor shall not consolidate with or merge with or into any other Person, or sell, assign, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other Person, and such Guarantor shall not permit any other Person to consolidate with or merge into such Guarantor or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to such Guarantor; unless:

(1)	the other Person is the Company or a Guarantor;

(2)

(A) either (x) such Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes, by an indenture supplemental hereto, executed by the successor Person and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee of the Notes; and (B) immediately after giving effect to the transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; or

(3)

the transaction constitutes the sale, exchange or transfer (by merger, consolidation, amalgamation, wind-up liquidation, dissolution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), other than to a Subsidiary of the Company, and such sale, exchange or transfer is made in compliance with the Indenture.

In the event of any such sale, consolidation, merger, transfer, assignment, conveyance, lease or other transaction, either such Guarantor or the successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this “—Guarantors may consolidate, etc., only on certain terms” and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any consolidation by a Guarantor with or merger of a Guarantor into any other Person or any conveyance, transfer or lease of the properties and assets of a Guarantor substantially as an entirety to any Person, the successor Person formed by such consolidation or into which such Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture with the same effect as if such successor Person had been named as a Guarantor in the Indenture.

Notwithstanding anything to the contrary in this “—Guarantors may consolidate, etc., only on certain terms”, the Company shall, and shall cause Seaspan Crew Management India Private Ltd. (“Seaspan India”) to, use its commercially best efforts to cause Seaspan India to provide a valid Guarantee, which will include taking all commercially best efforts to apply for and obtain Indian regulatory approval to permit Seaspan India to provide a Guarantee. If such regulatory approval is obtained, the Company shall cause Seaspan India to promptly (but in any event not later than 10 business days following the date on which such regulatory approval is obtained) execute a supplemental indenture pursuant to which Seaspan India shall become a Guarantor and execute a joinder to the Registration Rights Agreement. Any future Guarantee by Seaspan India shall be limited to an amount not to exceed the lesser of (x) the maximum amount that it can guarantee without rendering its Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and (y) any limitation provided in, or pursuant to, such regulatory approval. For the avoidance of doubt, if such commercially best efforts shall have been made and such regulatory approval shall not have been obtained, then Seaspan India shall neither be required to become a Guarantor or provide a Guarantee.

Release of Guarantees

A Guarantee of the Notes by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon (1) any sale, exchange or transfer (by merger, consolidation, amalgamation, wind-up liquidation, dissolution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), other than to a Subsidiary of the Company, after which the applicable Guarantor is no longer a Subsidiary of the Company, if such sale, exchange or transfer is made in compliance with the Indenture; (2) the Company exercising its legal defeasance option in accordance with the second paragraph of “Satisfaction and Discharge of Indenture; Defeasance—Defeasance and Covenant Defeasance” or covenant defeasance option in accordance with the third paragraph of “Satisfaction and Discharge of Indenture; Defeasance—Defeasance and Covenant Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; (3) the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all or substantially all of its assets to the Company or another Guarantor; and (4) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Collateral

The Notes and other Indenture Obligations will be secured by a lien on the Collateral pursuant to the Pledge Agreement, which Collateral will also secure on an equal and ratable basis Seaspan’s 5.50% Senior Notes due 2025 and Seaspan’s $150.0 million revolving credit facility and other Indebtedness identified in an accession agreement to the Pledge Agreement (such other Indebtedness is referred to herein as “Additional Secured Debt” and, together with the Notes, the 5.50% Senior Notes due 2025 and the revolving credit facility, the “Secured Debt”) and other obligations in respect thereof (together with such Additional Secured Debt, “Additional Secured Obligations”); provided that the Pledge Agreement provides that notwithstanding anything to the contrary therein, (i) the only Indebtedness that may constitute Additional Secured Debt shall be up to $400.0 million aggregate principal amount of term loans and any Refinancing thereof and (ii) no Secured Debt may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time (each, a “Refinancing”) if after giving effect to any such Refinancing, such Indebtedness would have an aggregate principal amount greater than the sum of (x) the aggregate principal amount of the Secured Debt that is the subject of such Refinancing (or, if such Secured Debt is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing, (y) the amount of accrued but unpaid interest thereon and any premium (including any tender premium) required to be paid thereon (as reasonably determined by the issuer thereof) in connection with such Refinancing and (z) the amount of reasonable fees, expenses and defeasance costs relating to the Refinancing of such Secured Debt.

The description of the Collateral is subject to the terms of the first and second amendments to the Pledge Agreement, which may have modified certain of the terms and provisions described herein.

Application of Proceeds

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies (collectively, the “Collateral Proceeds”) shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to the Pledge Agreement, as follows:

(i)	first, to the payment of all fees, costs, reimbursements, indemnities, expenses and other amounts owing to, or incurred by, the Collateral Agent pursuant to the Pledge Agreement;

(ii)

second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Secured Obligations shall be paid to the Secured Parties as provided in the second immediately succeeding paragraph below, with each Secured Party receiving an amount equal to its outstanding Secured Obligations or, if the proceeds are insufficient to pay in full all such Secured Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iii)	third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), to Seaspan Investment or to whomever may be lawfully entitled to receive such surplus.

For purposes of the immediately preceding paragraph, “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction, the numerator of which is the then unpaid amount of such Secured Party’s Secured Obligations, and the denominator of which is the then outstanding amount of all Secured Obligations.

All payments required to be made under this “Application of Proceeds” shall be made (x) if to the Holders of the Notes or the Trustee, to the Trustee for the account of the Holders of the Notes and the Trustee in accordance with the Indenture, and (y) if to any holder of Additional Secured Obligations to the representative for such holders for the account of such holders in accordance with the terms of the agreements or instruments that govern or evidence the Additional Secured Obligations of such holders.

Covenant Regarding GCI

Seaspan Investment shall not permit GCI to issue any additional limited liability company interests unless such additional limited liability company interests are issued to Seaspan Investment, the Company or any Subsidiary of the Company and a lien on and security interest in all of the right, title and interest of Seaspan Investment, the Company or such Subsidiary of the Company, as applicable, over such additional limited liability company interests is pledged, assigned and granted to the Collateral Agent for the ratable benefit of the Collateral Agent, the Trustee and the Holders of the Notes.

Instructing Group

The Collateral Agent shall act or omit to act in relation to the Collateral in accordance with the instructions of the holders of a majority in aggregate principal amount of the then outstanding Notes and the Additional

Secured Debt, if any, voting together as a single class (the “Instructing Group”), and prior to taking any action or omitting to take any action hereunder (both before and after an Event of Default) the Collateral Agent shall be entitled to request and rely upon the written direction of the Instructing Group. If the Collateral Agent shall not have received instructions in accordance with the Pledge Agreement from the Instructing Group, it shall be under no duty to take or refrain from taking such action and it shall incur no liability therefor. For purposes of determining whether the holders of a majority in aggregate principal amount of the then outstanding Notes and the Additional Secured Debt have provided an instruction, the Trustee and each representative of the holders of Additional Secured Debt shall provide to the Collateral Agent the following information with respect to the Secured Debt for which it represents: (i) the aggregate principal amount of such outstanding Secured Debt, and (ii) the aggregate principal amount of such Secured Debt held by the holders that provided such instruction. The Collateral Agent may conclusively rely on the information provided by each representative of holders of Additional Secured Debt pursuant to this paragraph and shall incur no liability for acting in reliance thereon. In the event that the Trustee or a representative of the holders of Additional Secured Debt does not provide any of the information required to be provided by it pursuant to this paragraph, then the Collateral Agent shall be entitled to refrain from taking any action with respect to such instruction and shall incur no liability for so refraining. For purposes of the Trustee and each representative of the holders of Additional Secured Debt providing the information in (i) and (ii) in this paragraph, any Notes or Additional Secured Debt held by the Company, Seaspan Investment or any other Affiliate of the Company shall be deemed not to be outstanding; provided, however, that in providing such information, the Trustee and each representative of the holders of Additional Secured Debt shall be entitled to assume that no Notes and Additional Secured Debt are held by the Company, Seaspan Investment or any other Affiliate of the Company unless it shall have received written notice from the Company or Seaspan Investment thereof; provided further that in no event shall the Collateral Agent be responsible or liable for determining whether any Notes or Additional Secured Debt is held by the Company, Seaspan Investment or any other Affiliate of the Company.

As between the Holders of the Notes and the holders of Additional Secured Debt, only the Instructing Group shall have the right to direct the Collateral Agent in conducting foreclosures and in taking other actions with respect to the Collateral or an Event of Default. The Instructing Group shall have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent shall not follow any instructions with respect to such Collateral from any other person. No authorized representative of any Secured Debt (other than the Instructing Group) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

Release of Collateral

Seaspan Investment shall be entitled to the release any lien on the Collateral that secures the Indenture Obligations (i) upon the satisfaction and discharge of the Indenture Obligations held by the Holders of the outstanding Notes or (ii) if consented to by the Holders of each Outstanding Note. For the avoidance of doubt, any termination of any lien on the Collateral that secures, or partial termination of this Agreement with respect to, the Indenture Obligations shall not shall not amend, modify or prejudice the rights of the holders of any Additional Secured Obligations under the Pledge Agreement unless certain other conditions are satisfied.

Optional Redemption

Optional redemption for changes in withholding taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ irrevocable notice by the Company, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to, but excluding, the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)

a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of the Republic of Marshall Islands or any political subdivision, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, affecting taxation, which change or amendment is announced or becomes effective on or after the Issue Date; or

(2)

any change in or amendment to any official position of a taxing authority in the Republic of Marshall Islands or any political subdivision, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the Issue Date.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Company delivers such notice of redemption of the Notes, the Company will deliver to the Trustee and paying agent (a) an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of a nationally recognized independent legal counsel that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

Optional Redemption

On or after January 15, 2024, the Notes will be redeemable in whole or in part at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (if any) to but excluding the redemption date.

Notice of Redemption, Payment of Interest and Selection

Notice of redemption shall be given not less than 30 nor more than 60 days prior to the redemption date to the Holders of the Notes. Any notice that is mailed to the Holder of the Notes in the manner provided in the Indenture shall be conclusively presumed to have been duly given, whether or not such Holder receives the notice.

All notices of redemption shall state:

(1)	the redemption date,

(2)	the redemption price (or the formula for calculating it),

(3)	if less than all outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the Notes to be redeemed,

(4)

in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the redemption date, upon surrender of such Note, the Holder of such Note will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5)

that, on the redemption date, the redemption price shall become due and payable upon each such Note or portion thereof to be redeemed, and, if applicable, that interest thereon shall cease to accrue on and after said date,

(6)	the place or places where such Notes are to be surrendered for payment of the redemption price and any accrued interest and Additional Amounts pertaining thereto, and

(7)	the CUSIP number or the Euroclear or the Cedel reference numbers of such Notes, if any (or any other numbers used by a Depository to identify such Notes).

Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the redemption date, become due and payable at the redemption price therein specified, and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with any accrued interest and Additional Amounts to the redemption date; provided, however, that, except as otherwise specified in or pursuant to the Indenture or the Notes, installments of interest on Notes whose Stated Maturity is on or prior to the redemption date shall be payable to the Holders of such Notes registered as such at the close of business on the regular record dates therefor according to their terms and the provisions of the Indenture.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium, until paid, shall bear interest from the redemption date at the rate prescribed therefor in the Note.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee from the Outstanding Notes not previously called for redemption: (i) by lot or such other similar method in accordance with applicable procedures of the Depository (if the Notes are global notes), or (ii) if there are no such requirements of the Depository, on a pro rata basis and in compliance with any applicable stock exchange rules; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000.

Any Note which is to be redeemed only in part shall be surrendered at any office or agency for such Note (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and provisions, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

Open Market Repurchases

Notwithstanding any provision in the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase will be cancelled.

Change of Control and Annual Put Right

Change of Control

If a Change of Control occurs at any time, Holders will have the right, at their option, to require the Company to purchase for cash any or all of the Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price the Company is required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the Holder on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by the Company that is not less than 35 or more than 60 calendar days following the date of the Change of Control notice as described below. Any Notes purchased by the Company will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)

any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or

(3)

Continuing Directors and the directors nominated by the Holders pursuant to the covenant under “Certain Covenants—Board Representation” cease to constitute at least a majority of the Board of Directors.

On or before the 20th day after the occurrence of a Change of Control, the Company will provide to all Holders and the Trustee and paying agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things: (i) the events causing a Change of Control; (ii) the date of the Change of Control; (iii) the last date on which a Holder may exercise the repurchase right; (iv) the Change of Control Purchase Price; (v) the Change of Control Purchase Date; (vi) the name and address of the paying agent; and (vii) the procedures that Holders must follow to require the Company to purchase their Notes.

To exercise the Change of Control purchase right, Holders must deliver, on or before the business day immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Notes duly completed, to the paying agent. The purchase notice must state: (i) if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, the notice must comply with appropriate Depository procedures; (ii) the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and (iii) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of

Control Purchase Date. The notice of withdrawal shall state: (i) the principal amount of the withdrawn Notes; (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the notice must comply with appropriate Depository procedures; and (iii) the principal amount, if any, which remains subject to the purchase notice.

On each Change of Control Purchase Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Company, (ii) deposit with the paying agent at least one business day prior to the Change of Control Purchase Date an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Company and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then: (i) the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and (ii) all other rights of the Holder will terminate (other than the right to receive the Change of Control Purchase Price).

In connection with any purchase offer pursuant to a Change of Control purchase notice, the Company will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable and file a Schedule TO or any other required schedule under the Exchange Act. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

No Notes may be purchased at the option of Holders upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Annual Put Right

Once a year, each Holder will have the right (the “Annual Put Right”), at its option, to require the Company to purchase for cash any or all of the Notes held by such Holder, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000 pursuant to this “—Annual Put Right”. The price the Company is required to pay (the “Annual Put Right Purchase Price”) is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and Additional Interest (if any) to but excluding the Annual Put Right Purchase Date. The “Annual Put Right Purchase Date” will be on the anniversary of the Issue Date that immediately follows the Annual Put Right Election Deadline (unless the Annual Put Right Purchase Date is not a business day, in which case the Annual Put Right Purchase Date shall be the immediately succeeding business day of such anniversary of the Issue Date). Any Notes purchased by the Company will be paid for in cash.

To exercise the Annual Put Right, Holders must irrevocably (i) deliver to the Company on or after August 18 of any year (commencing with August 18, 2019) and on or prior to September 17 (the “Annual Put Right Election Deadline”) of such year, a written election notice specifying the aggregate principal amount of Notes held by such Holder that it will submit for purchase by the Company pursuant to the Annual Put Right, and (ii) on or before the fifth business day prior to the Annual Put Right Purchase Date, (x) (i) if the Notes are certificated, deliver to the Trustee the Notes to be purchased, duly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Notes duly completed and (ii) if the Notes are not certificated, take the appropriate steps as required by the Depository in order to effect the election to exercise the Annual Put Right and (y) to the paying agent, the Company and the Trustee, a written purchase notice. The purchase notice must state: (i) if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, the notice must comply with appropriate Depository procedures; (ii) the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and (iii) that the

Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture which provisions shall be specifically referenced. If the Notes are not certificated, any exercise of the Annual Put Right by the Holders shall be effectuated in accordance with the applicable policies and procedures of the Depository.

Holders may not withdraw or revoke any purchase notice (in whole or in part) or withdraw any Notes or any portion thereof so delivered pursuant to the immediately preceding paragraph.

On each Annual Put Right Purchase Date, the Company will (i) accept for payment all Notes or portions of Notes properly delivered pursuant to the related Annual Put Right, (ii) deposit with the paying agent at least one business day prior to such Annual Put Right Purchase Date an amount equal to the Annual Put Right Purchase Price in respect of all Notes or portions of Notes properly delivered together with a direction to the paying agent to distribute such amount to the relevant Holders in accordance with the provisions of this “—Annual Put Right” and (iii) if the Notes are certificated, deliver or cause to be delivered to the Trustee the Notes properly accepted or if the Notes are not certificated, comply with the appropriate depository procedures applicable to the exercise of the Annual Put Right and (iv) deliver to the paying agent and the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the paying agent holds money or securities sufficient to pay the Annual Put Right Purchase Price of the Notes on such Annual Put Right Purchase Date, then: (i) the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and (ii) all other rights of the Holder will terminate (other than the right to receive the Annual Put Right Purchase Price).

Notwithstanding anything to the contrary in this “—Annual Put Right”, (i) no Notes may be purchased at the option of Holders pursuant to the exercise of the Annual Put Right in any year if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Annual Put Right Election Deadline occurring during such year; and (ii) if the principal amount of the Notes has been accelerated at any time following the delivery of any Notes or portion thereof pursuant to the second paragraph of this “—Annual Put Right” and on or prior to the applicable Annual Put Right Purchase Date, any Notes or portions thereof so delivered shall be returned to the Holder thereof that delivered the same to the paying agent and no such Notes or portions thereof shall be purchased pursuant to the Annual Put Right.

Certain Covenants

Limitation on Borrowings

The Company shall not permit Total Borrowings to equal or exceed 65% of Total Assets.

Limitation on Minimum Net Worth

The Company shall ensure that its Net Worth always exceeds $450.0 million.

Negative Pledge

The Company shall not, directly or indirectly, create, assume or permit to exist any security or lien of any nature whatsoever on any of its assets, whether now owned or hereafter acquired, other than Permitted Security.

Financial Reports

During the period that any Cross Default exists, at the request of any Holder, the Company shall provide, to the extent that it is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such

Holder must agree not to disclose such report or information to any third party or to purchase or sell any of the Company’s securities on the basis of any material, nonpublic information included in such report or other information.

The Company shall provide unaudited financial statements to the Holders for the first three fiscal quarters of each fiscal year and audited annual financial statements for each fiscal year, all on a timely basis and in no case later than 60 days after the end of each of the first three fiscal quarters and 90 days after the end of the fiscal year, respectively. The Company shall also provide other financial information the Holders may reasonably request from time to time.

Restricted Payments

The Company will not, nor will the Company permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may make Restricted Payments payable solely in equity interests issued by the Company and not in cash (which shall include dividends paid in equity interests through the Company’s dividend reinvestment plan), (b) a Subsidiary of the Company may make Restricted Payments in cash to the Company or another Subsidiary of the Company and in each case to other owners of the equity of such Subsidiary on a pro rata basis and (c) the Company may make any other Restricted Payments in cash in accordance with applicable law so long as (i) after giving effect thereto no Default has occurred and is continuing and no Default will result therefrom and (ii) such payment is a Permitted Payment.

Line of Business

The primary business of the Company and its Subsidiaries, taken as a whole, shall be the direct or indirect ownership, management, operation, leasing or chartering of container vessels and containers and any business incidental thereto.

Fundamental Changes

The Company will not, nor will the Company permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Company or its Subsidiaries, or sell, transfer, lease (other than leases and charters in the ordinary course of business) or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of the assets of the Company, or all or any substantial part of the stock of any of the Subsidiaries of the Company (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(1)	any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation;

(2)

any Subsidiary may merge into any other Subsidiary in a transaction in which the consolidated ownership interest percentage in the surviving Subsidiary is no less than the consolidated ownership interest percentage in either predecessor entity;

(3)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary;

(4)

any Subsidiary may liquidate or dissolve if the Board of Directors determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the Holders;

(5)

the Company and any Subsidiary may sell, transfer or otherwise dispose of any of the Company or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions so long as (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of under this clause (5) during any fiscal year does not exceed 25% of the aggregate market value of all of the Company and its Subsidiaries’ assets on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant Subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the assets subject to such sale, transfer, lease or other disposition;

(6)

the Company and any of its Subsidiaries may enter into any sale, transfer or disposition that is followed by the leasing back of the asset sold, transferred or disposed of, provided those transactions are carried out in the ordinary course of business; and

(7)

so long as no Default or Change of Control would result therefrom, the Company and any of its Subsidiaries may acquire the assets or interests of any Person, by way of merger or consolidation, so long as, after taking into account such acquisition, container vessels and any assets used in any business incidental thereto (which may include the ownership, management and leasing of containers) constitute at least 75% of the Company’s consolidated total assets.

Subsidiary Guarantee

If the Company or any of its Subsidiaries acquires or creates another Subsidiary after the Issue Date, then the Company shall cause that newly acquired or created Subsidiary to execute a supplemental indenture pursuant to which it shall become a Guarantor and execute a joinder to the Registration Rights Agreement. Each future Guarantee by a Subsidiary shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Notwithstanding anything to the contrary in this “—Subsidiary Guarantee”, the Specified Entities (which term is defined to include GCI and its Subsidiaries set forth in a schedule to the Supplemental Indenture) shall not be required to provide a Guarantee and execute a joinder to the Registration Rights Agreement if doing so would cause such Specified Entity to breach a contractual obligation applicable to such Specified Entity as in effect as of March 13, 2018 (such contractual obligation an “Existing Obligation”); provided that if at any time a Specified Entity is able to provide a Guarantee without breaching an Existing Obligation, then the Company shall cause such Specified Entity to promptly (but in any event not later than 10 business days following the date on which such Existing Obligation ceases to be in effect) execute a supplemental indenture pursuant to which such Specified Entity shall become a Guarantor and execute a joinder to the Registration Rights Agreement. The future Guarantee by such Specified Entity shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Specified Entity without rendering the Guarantee, as it relates to such Specified Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Board Representation

The Initial Beneficial Owners shall have the right to designate (a) two members of the Board of Directors if at least $125.0 million aggregate principal amount of the Notes remain outstanding and (b) one member of the Board of Directors if less than $125.0 million aggregate principal amount of the Notes remain outstanding but greater than $50.0 million aggregate principal amount of the Notes remain outstanding (each, a “Noteholder Director”), in each case to be appointed to the Board of Directors promptly following such designation, and the Company shall cause such Noteholder Directors to be duly appointed or elected to the Board; provided, however, that in no event shall the rights under the indenture governing the Company’s 5.50% Senior Notes due 2025 or the Indenture allow the Initial Beneficial Owners to designate more than two members to the Board of Directors if the threshold described in clause (a) above is reached, or to designate more than one member to the Board of

Directors if the threshold described in clause (b) above is reached; provided, further, that such directors (x) must be reasonably qualified to serve as a member of the Board of Directors and (y) are not prohibited from acting as a member of the Board of Directors by any applicable law or regulation (including but not limited to U.S. securities laws and New York Stock Exchange regulations). In the event that any Noteholder Director resigns or is removed from office, the Company agrees to take all necessary actions to install, in lieu of such person, such new person on the Board of Directors as may be designated by the Initial Beneficial Owners, in accordance with this “—Board Representation”.

Compliance Measurement

Compliance with the financial covenants set forth in “—Limitation on Borrowings” and “—Limitation on Minimum Net Worth” above shall be measured on the last day of each of the Company’s fiscal quarters. Within 60 days after the end of the first three fiscal quarters of each fiscal year and within 120 days after the end of each fiscal year, the Company shall deliver to the Trustee an Officer’s Certificate confirming compliance with each of the covenants in this “—Certain Covenants”. Each such Officer’s Certificate will be made available to the Holders of the Notes upon request to the Trustee. The Company shall mail, within 10 business days of the discovery thereof, to all Holders of the Notes and Trustee, notice of any Default in compliance with the covenants in this “—Certain Covenants”.

Reports by Company

The Company shall (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to the Company; and (ii) furnish to the Trustee and the Holders of the Notes within 15 days after the date on which the Company would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information to the extent required of the Company to be contained in Forms 20-F, 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors. The Company shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by the Company with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the Holders of the Notes as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

Company Statement as to Compliance; Notice of Certain Defaults

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement (which need not be contained in or accompanied by an Officer’s Certificate) signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Company, stating that

(a)	a review of the activities of the Company during such year and of its performance under the Indenture has been made under his or her supervision, and

(b)

to the best of his or her knowledge, based on such review, (i) the Company has complied with all the conditions and covenants imposed on it under the Indenture throughout such year, or, if there has been a default in the fulfillment of any such condition or covenant, specifying each such default known to him or her and the nature and status thereof, and (ii) no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to him and the nature and status thereof.

The Company shall deliver to the Trustee, within thirty days after the occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would become an Event of Default pursuant to clause (4) of “Remedies—Events of Default” below, and the status thereof and what actions the Company is taking or proposes to take in respect thereof.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

Consolidation, Merger and Sales

Company May Consolidate, Etc., Only on Certain Terms

The Company shall not consolidate with or merge with or into any other Person (whether or not affiliated with the Company), or sell, assign, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other Person (whether or not affiliated with the Company), and the Company shall not permit any other Person (whether or not affiliated with the Company) to consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company; unless:

(1)

in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company as an entirety or substantially as an entirety shall be a Corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or the Republic of The Marshall Islands and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental hereto, executed by the successor Person and delivered to the Trustee the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to all the Notes and other Securities and the performance of every obligation in the Indenture and the Outstanding Notes and other Securities on the part of the Company to be performed or observed and shall provide for conversion or exchange rights in accordance with the provisions of the Notes and other Securities of any series that are convertible or exchangeable into Common Stock or other securities;

(2)

immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(3)

either the Company or the successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this “Consolidation, Merger and Sales” and that all conditions precedent in this “Consolidation, Merger and Sales” provided for relating to such transaction have been complied with.

Successor Person Substituted for Company

Upon any consolidation by the Company with or merger of the Company into any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with “—Company May Consolidate, Etc., Only on Certain Terms”, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the

Indenture; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the Indenture and the Notes and other Securities.

Remedies

Events of Default

Each of the following is an “Event of Default” with respect to the Notes:

(1)

default in the payment of any interest on any Note, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days; or

(2)

default in the payment of the principal of or any premium on any Note, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable at their Maturity; or

(3)

default in the performance, or breach, of any covenant or warranty of the Company in the Indenture or the Notes (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in this “—Events of Default” specifically dealt with or which has been expressly included in the Base Indenture solely for the benefit of a series of Securities other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this clause (3); or

(4)	the entry by a court having competent jurisdiction of:

(A)

a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(B)

a decree or order adjudging the Company or any Significant Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(C)

a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or any Significant Subsidiary of any substantial part of the property of the Company or any Significant Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary.

(5)

the commencement by the Company or any Significant Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary or relief under any applicable law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any Significant Subsidiary or any substantial part of the property of the Company or any Significant Subsidiary or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action;

(6)

any Indebtedness of the Company (other than the Notes) or any Significant Subsidiary with an aggregate principal amount outstanding, individually or in the aggregate, of at least $25,000,000 shall not have been paid when due and upon the demand of its holders and within any applicable grace period after final maturity (or when otherwise due by acceleration or otherwise);

(7)

the entry against the Company of one or more final and non-appealable judgments for the payment of money in an aggregate uninsured or unbonded amount in excess of $25,000,000, by a court or courts of competent jurisdiction, which judgment remains or judgments remain undischarged, unstayed or unsatisfied for a period of 90 consecutive days;

(8)

failure by the Company to repurchase Notes tendered in accordance with the Annual Put Right in conformity with the covenant set forth above under “Change of Control and Annual Put Right—Annual Put Right”;

(9)	failure by the Company to perform or comply with the provisions of “Consolidation, Merger and Sales” above relating to mergers and similar events;

(10)

failure by the Company to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth set forth above under “Change of Control and Annual Put Right—Change of Control”;

(11)

any Guarantee of a Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(12)

the Pledge Agreement or any security interest or lien purported to be created by the Pledge Agreement ceases for any reason to be enforceable or Seaspan Investment, or any Person acting on behalf of Seaspan Investment, denies or disaffirms, in writing, any obligation of Seaspan Investment set forth in or arising under the Pledge Agreement.

Acceleration of Maturity; Rescission and Annulment

If an Event of Default (other than an Event of Default specified in clause (4) or (5) of “—Events of Default” above) occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal shall become immediately due and payable.

If an Event of Default specified in clause (4) or (5) of “—Events of Default” above occurs, all unpaid principal of and accrued interest on the Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Note.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this “Remedies” provided, the Holders of not less than a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(1)	the Company has paid or deposited with the Trustee a sum of money sufficient to pay

(a)	all overdue installments of any interest on and Additional Amounts with respect to all of the Notes,

(b)

the principal of and any premium on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon and any Additional Amounts with respect thereto at the rate or rates borne by or provided for in the Notes,

(c)

to the extent that payment of such interest or Additional Amounts is lawful, interest upon overdue installments of any interest and Additional Amounts at the rate or rates borne by or provided for in the Notes, and

(d)

all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under the Indenture; and

(2)

all Events of Default with respect to the Notes, other than the non-payment of the principal of, any premium and interest on, and any Additional Amounts with respect to the Notes which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in “—Waiver of Past Defaults” below.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the foregoing, at the election of the Company, the sole remedy with respect to an Event of Default for the failure by the Company to comply with its obligations under Section 314(a)(1) of the Trust Indenture Act relating to the Company’s failure to file any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of its covenants set forth in “Certain Covenants—Reports by Company” (any such Event of Default, a “Reporting Default”), shall, after the occurrence of such Reporting Default consist exclusively of the right to receive additional interest (the “Additional Interest”) on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the date on which such Reporting Default first occurs and on which such Reporting Default is continuing and (ii) 0.50% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the 91st day following the date on which such Reporting Default first occurs and on which such Reporting Default is continuing. If the Company so elects, the Additional Interest shall accrue on all Outstanding Notes from and including the date on which such Reporting Default first occurs until such violation is cured or waived and shall be payable as provided in the provision of the Indenture relating to the payment of interest and certain additional amounts and rights thereto being preserved. On the 181st day after such Reporting Default (if such violation is not cured or waived prior to such 181st calendar day), then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If the Company elects to pay the Additional Interest as the sole remedy for the Reporting Default, the Company shall notify in writing, by a certificate, the Holders, the paying agent and the Trustee of such election at any time on or before the close of business on the fifth business day prior to the date on which such Event of Default would otherwise occur. Unless and until a responsible officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that Additional Interest is not payable. The Company shall pay the Additional Interest semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date of such Reporting Default, in the same manner as described on the face of the Note.

Application of Money Collected

Any money collected by the Trustee pursuant to this “Remedies” shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, or any premium, interest or Additional Amounts, upon presentation of the Notes, and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST:	To the payment of all amounts due the Trustee and any predecessor Trustee under the provisions of the Indenture relating to the Trustee’s right to compensation, reimbursement and indemnity from the Company;

SECOND:	To the payment of the amounts then due and unpaid upon the Notes for principal and any premium, interest and Additional Amounts in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such Notes for principal and any premium, interest and Additional Amounts, respectively;

THIRD:	The balance, if any, to the Person or Persons entitled thereto.

Limitations on Suits

No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless

(1)	such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2)

the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(3)	such Holder or Holders have offered to the Trustee such indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5)

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture or any Note to affect, disturb or prejudice the rights of any other such Holders of the Notes or holders of other Securities, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner provided therein and for the equal and ratable benefit of all Holders of the Notes and holders of other Securities.

Unconditional Right of Holders to Receive Principal and Any Premium, Interest and Additional Amounts

Notwithstanding any other provision in the Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, any premium and (subject to the provisions of the Indenture relating to the registration, transfer and exchange of Notes and the payment of interest and certain additional amounts and rights thereto being preserved) interest on, and any Additional Amounts with respect to, such Note on the respective Stated Maturity or Maturities therefor specified in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of such Holder if provided in or pursuant to the Indenture, on the date such repayment is due) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Control by Holders of Notes

The Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that

(1)	such direction shall not be in conflict with any rule of law or with the Indenture or the Notes,

(2)	such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred in compliance with such direction;

(3)	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(4)	such direction is not unduly prejudicial to the rights of the other Holders of the Notes not joining in such action.

Waiver of Past Defaults

The Holders of not less than a majority in principal amount of the Outstanding Notes on behalf of the Holders of all the Notes may waive any past default under the Indenture and its consequences, except a default

(1)	in the payment of the principal of, any premium or interest on, or any Additional Amounts with respect to, any Note, or

(2)

in respect of the payment of any amounts due from the Company to the Trustee pursuant to the provisions of the Indenture relating to the Trustee’s right to compensation, reimbursement and indemnity from the Company; or

(3)	in respect of a covenant or provision of the Indenture which under “Supplemental Indentures” cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Satisfaction and Discharge of Indenture; Defeasance

Satisfaction and Discharge

Upon written direction of the Company as provided in the Indenture, the Indenture shall cease to be of further effect, and the Trustee, on receipt of such written direction, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when

(1)	either

(a)

all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the provisions of the Indenture relating to mutilated, destroyed, lost or stolen Notes and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in provisions of the Indenture relating to moneys held in trust for payment of the Notes) have been delivered to the Trustee for cancellation; or

(b)

all Notes (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose, money in Dollars in an amount sufficient to pay and discharge the entire indebtedness on such Notes, including the principal of, any premium and interest on, and any Additional Amounts with respect to such Notes, to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity or the applicable redemption date thereof, as the case may be;

(2)	the Company has paid or caused to be paid all other sums payable under the Indenture by the Company, including, without limitation, any fees, expenses and indemnities owed to the Trustee; and

(3)

the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this “Satisfaction and Discharge” relating to the satisfaction and discharge of the Indenture have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under the provisions of the Indenture relating to the Trustee’s right to compensation, reimbursement and indemnity from the Company and, if money shall have been deposited with the Trustee pursuant to clause (1)(b) of the immediately preceding paragraph, the obligations of the Company and the Trustee under provisions of the Indenture relating to (A) registration, transfer and exchange of the Notes, (B) mutilated, destroyed, lost or stolen Notes, (C) application of trust money, (D) maintenance of an office or agency for payment on or presentment of the Notes and (E) the holding of moneys in trust for payment on the Notes, with respect to the payment of Additional Amounts, if any, (but only to the extent that the Additional Amounts payable with respect to such Notes exceed the amount deposited in respect of such Additional Amounts pursuant to clause (1)(b) of the immediately preceding paragraph) shall survive the satisfaction and discharge of the Indenture.

Defeasance and Covenant Defeasance

The Company may at its option, at any time, elect to have defeasance or covenant defeasance pursuant to the second or third paragraph, respectively of this “—Defeasance and Covenant Defeasance” be applied upon compliance with the conditions set forth below in this “—Defeasance and Covenant Defeasance”.

Upon the Company’s exercise of the above option applicable to this paragraph, the Company shall be deemed to have been discharged from its obligations with respect to the Outstanding Notes on the date the conditions set forth in the fourth paragraph of this “—Defeasance and Covenant Defeasance” are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of the provisions of the Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of its other obligations under the Notes, and the Indenture (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged under the Indenture: (i) the rights of Holders of the Outstanding Notes to receive, solely from the trust fund described in the fourth paragraph of this “—Defeasance and Covenant Defeasance” and as more fully set forth in such paragraph, payments in respect of the principal of (and premium, if any) and interest, if any, on, and Additional Amounts, if any, with respect to, the Notes when such payments are due, (ii) the obligations of the Company and the Trustee under provisions of the Indenture relating to (A) registration, transfer and exchange of the Notes, (B) mutilated, destroyed, lost or stolen Notes, (C) maintenance of an office or agency for payment on or presentment of the Notes and (D) the holding of moneys in trust for payment on the Notes and with respect to the payment of Additional Amounts, if any, on the Notes (but only to the extent that the Additional Amounts payable with respect to the Notes exceed the amount deposited in respect of such Additional Amounts pursuant to clause (a) of the fourth paragraph of this “—Defeasance and Covenant Defeasance”), (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (iv) this “—Defeasance and Covenant Defeasance”. The Company may exercise its option under this second paragraph of this “—Defeasance and Covenant Defeasance” notwithstanding the prior exercise of its option under the third paragraph of this “—Defeasance and Covenant Defeasance”.

Upon the Company’s exercise of the option to have this third paragraph of this “—Defeasance and Covenant Defeasance” apply, (i) the Company shall be released from its obligations under the covenants set forth under “Change of Control and Annual Put Right” and “Certain Covenants” and (ii) the Events of Default set forth in clauses (4) (but only with respect to Significant Subsidiaries), (5) (but only with respect to Significant Subsidiaries), (6), (7) and (9) under “Remedies—Events of Default” shall not longer constitute Events of Default, on and after the date the conditions set forth in the fourth paragraph of this “—Defeasance and Covenant Defeasance” are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such obligation or covenant, but shall continue to be deemed “Outstanding” for all other purposes under the Indenture. For this purpose, such covenant defeasance means that the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such provision or such other covenant or by reason of reference in any such covenant to any other provision in the Indenture or in any other document and such omission to comply shall not constitute a default or an Event of Default under clause (3) of “Remedies—Events of Default” or otherwise and the specified Events of Default shall not longer constitute Events of Default, as the case may be, but, except as specified above, the remainder of the Indenture and the Notes shall be unaffected thereby.

The following shall be the conditions to application of the second or third paragraph of this “—Defeasance and Covenant Defeasance”:

(a)

The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of set forth in the Indenture who shall agree to comply with the provisions of this “—Defeasance and Covenant Defeasance” applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (1) an amount in Dollars, or (2) Government Obligations applicable to the Notes (determined on the basis of Dollars) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on, and Additional Amounts, if any, with respect to, the Notes, money in an amount, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, and (y) the principal of (and premium, if any) and interest, if any, on and Additional Amounts, if any, at the Stated Maturity of such principal or installment of principal or premium or interest.

(b)

Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound.

(c)

No Event of Default or event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

(d)

In the case of an election under the second paragraph of this “—Defeasance and Covenant Defeasance”, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or (ii) since the date of execution of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(e)

In the case of an election under the third paragraph of this “—Defeasance and Covenant Defeasance”, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(f)

The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, after the 123rd day after the date of deposit, all money and Government Obligations (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) pursuant to this fourth paragraph of this “—Defeasance and Covenant Defeasance” to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith.

(g)

The Company shall have delivered to the Trustee an Officer’s Certificate and the Company shall have delivered to the Trustee an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance under second or third paragraph of this “—Defeasance and Covenant Defeasance” (as the case may be) have been complied with.

Supplemental Indentures

Except as provided in the next three succeeding paragraphs, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, including consents obtained in connection with a tender offer or exchange offer, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes.

Without the consent of the Holder of each Outstanding Note, no such supplemental indenture shall:

(1)

change the Stated Maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to the Notes, or reduce the principal amount thereof or the rate (or modify the calculation of such rate) of interest thereon or any Additional Amounts with respect thereto, or any premium payable upon the redemption thereof or otherwise, or change the obligation of the Company and the Guarantors to pay Additional Amounts pursuant to the terms of the Indenture, or change the redemption provisions or change the Place of Payment, currency in which the principal of, any premium or interest on, or any Additional Amounts with respect to the Notes is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2)

reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or reduce the requirements of the provisions of the Indenture for quorum or voting;

(3)

modify any of the provisions of the Indenture described under “Supplemental Indentures”, “Remedies— Waiver of Past Defaults” or the provisions of the Indenture relating to waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note;

(4)	change the ranking of the Outstanding Notes or the Guarantees;

(5)

make any change that adversely affects the right to convert or exchange any Note into or for securities of the Company or other securities (whether or not issued by the Company), cash or property in accordance with its terms;

(6)	modify any Guarantee or release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(7)	modify the provisions set forth above under “Change of Control and Annual Put Right—Annual Put Right.”

With the consent of the Holders of each Note, including consents obtained in connection with a tender offer or exchange offer, the Company and the Trustee and/or the Collateral Agent, as applicable, may or may cause Seaspan Investment to enter into an amendment, supplement or waiver to the Pledge Agreement or the provisions in the Indenture dealing with the Collateral or the Pledge Agreement, as applicable.

Notwithstanding the preceding two paragraphs, without the consent of any Holders of the Notes, the Company, each Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, for any of the following purposes:

(1)

to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor, contained in the Indenture and in the Notes;

(2)	to add to the covenants of the Company or the Guarantors for the benefit of the Holders of the Notes or to surrender any right or power in the Indenture conferred upon the Company or any Guarantor;

(3)

to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of the Indenture related thereto;

(4)

to cure any ambiguity or to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the Holders of the Notes in any material respect;

(5)	to add any additional Events of Default with respect to the Notes;

(6)

to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to “Satisfaction and Discharge of Indenture’ Defeasance”, provided that any such action shall not adversely affect the interests of any Holder of the Notes in any material respect;

(7)	to secure the Notes;

(8)	to makes provisions with respect to conversion or exchange rights of Holders of the Notes;

(9)

to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of the Notes;

(10)

only if the Company is required to register the Notes pursuant to the Registration Rights Agreement, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(11)

to make such provisions as necessary (as determined in good faith by the Company) for the issuance of exchange Notes issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement; or

(12)	to add a Guarantor under the Indenture.

Trust Indenture Act Controls

If any provision of the Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in the Indenture by the TIA, the required or deemed provision shall control.

Judgment Currency

The Company and each of the Guarantors agrees, to the fullest extent that it may effectively do so under applicable law, that (i) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium or interest, if any, or Additional Amounts on the Notes or any indemnities due hereunder from the Company or any Guarantor (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (ii) its obligations under the Indenture to make payments in the Required Currency (a) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (i)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (b) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (c) shall not be affected by judgment being obtained for any other sum due under the Indenture. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

Governing Law

The Notes, the Guarantees, the Pledge Agreement and the Indenture are governed by the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Limitation on Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, officer or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued under the Indenture are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Company, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Note or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Note or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the issuance of the Exchange Notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Capital Distribution Amount” means 75% of the cumulative Net Profit for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the last day of the most recent fiscal quarter for which financial statements are available, less the aggregate amount of Permitted Payments made, over the period beginning on the Issue Date and ending immediately before such payment, under clauses (b), (c), (e) and (f) of the definition of Permitted Payments, other than those payments under clause (e) that are funded entirely from the net cash proceeds of the issuance and sale by the Company of Common Stock of the Company and/or another series of Preferred Stock of the Company that is comparable to the Preferred Stock of the Company being retired, repurchased or redeemed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with U.S. GAAP.

“Clearstream” means Clearstream Banking SA or any successor securities clearing agency.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Continuing Director” means a director who either was a member of the Board of Directors on the issue date of the Notes or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s stockholders is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors in which such individual is named as nominee for director.

“Corporation” includes corporations and limited liability companies and, except for purposes of “Consolidation, Merger and Sales”, associations, companies and business trusts.

“Credit Facility” means, with respect to the Company or any Subsidiary of the Company, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Cross Default” means, a default by the Company under any Credit Facility if such default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than Non-Recourse Liabilities of any Subsidiary of the Company) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”); or (b) results in the acceleration of such indebtedness prior to its maturity; and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25 million or more.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depository” means, with respect to any Note issuable or issued in the form of one or more global Notes, the Person designated as Depository by the Company in or pursuant to the Indenture, which Person must be, to the extent required by applicable law or regulation, a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, if so provided with respect to any Note, any successor to such Person. If at any time there is more than one such Person, “Depository” shall mean, with respect to the Notes, the qualifying entity which has been appointed with respect thereto.

“Dollars” or “$” means a dollar or other equivalent unit of legal tender for payment of public or private debts in the United States of America.

“DTC” mean The Depository Trust Company.

“Euroclear” means Euroclear Bank SA/NV or any successor clearing agency.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debt balances at banks or other financial institutions;

(b)	any amount raised under any Credit Facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)

any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, excluding for the avoidance of doubt, any operating lease; and

(h)	without double counting, the amount of any liability in respect of any guarantee or financial support for any of the items referred to in clauses (a) through (g) above.

“GCI Subsidiary” means any of (a) GC Intermodal Holding Company XXII Ltd., (b) GC Intermodal Intermediate Holding Company XXII Ltd., (c) GC Intermodal XXII Ltd., (d) GC Intermodal Holding Company XXIII Ltd., (e) GC Intermodal Intermediate Holding Company XXIII Ltd. or (f) GC Intermodal XXIII Ltd.

“Government Obligations” means securities which are (i) direct obligations of the United States of America, where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guarantor” means each Initial Guarantor and each other Subsidiary of the Company that hereafter executes and delivers to the Trustee, a supplemental indenture to the Indenture for purposes of becoming a “Guarantor”.

“Immaterial Subsidiary” means any Subsidiary of the Company that is not a Significant Subsidiary.

“Indebtedness” means, with respect to any Person, (i) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all capitalized lease obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (i) through (vi) above.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture and the Notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the Notes, according to the respective terms of the Indenture and the Notes.

“Initial Beneficial Owners” means Allied World Surplus Lines Insurance Company, Allied World Assurance Company (U.S.) Inc., Odyssey Reinsurance Company, Greystone Insurance Company, Hudson Insurance Company, United States Fire Insurance Company, TIG Insurance Company, Brit Reinsurance (Bermuda) Limited, Allied World Assurance Company (Europe) dac, Allied World Assurance Company, AG, Newline Corporate Name Limited and Newline Insurance Company Limited.

“Initial Guarantors” means the Subsidiaries of the Company listed in this Form F-4 as “Additional Registrants”.

“Intangible Assets” means, in respect of the Company as of a given date, the intangible assets of the Company of the types, if any, presented in the Company’s consolidated balance sheet.

“Issue Date” means January 15, 2019.

“LLC Interests” means the limited liability company interests of GCI.

“Maturity,” with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as provided in or pursuant to the Base Indenture or any supplemental indenture thereto, whether at the Stated Maturity or by declaration of acceleration, notice of redemption or repurchase, notice of option to elect repayment or otherwise, and includes any applicable redemption date.

“Net Profit” means, for any period, the consolidated net profit (or loss) of the Company calculated on a consolidated basis and in accordance with U.S. GAAP after deducting any dividends paid on Preferred Stock, but excluding without duplication

(a)

any gain or loss realized upon the sale or other disposition of any asset (including any equity interest of any person) in the period that is not sold or otherwise disposed of in the ordinary course of business;

(b)	any extraordinary, non-recurring or unusual items of income, gain, loss or expense for such period;

(c)	the cumulative effect of a change in accounting principles;

(d)

unrealized gains or losses in respect of derivative instruments or any ineffectiveness recognized in earnings related to qualifying hedging transactions or the fair value or changes therein recognized in consolidated net income (loss) for derivatives that do not qualify as hedge transactions;

(e)	payments or receipts on early termination of any derivative instrument;

(f)	any non-cash impairment charges and asset (including intangible assets and goodwill) write-ups, write-downs and write-offs, in each case pursuant to U.S. GAAP;

(g)	amortization of intangible assets arising pursuant to U.S. GAAP;

(h)	any non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness;

(i)

any fees or expenses (or losses from the extinguishment of Indebtedness) incurred during such period, or any amortization or write-off thereof for such period, in connection with any acquisition, investment, recapitalization, asset sale, issuance, repurchase or repayment of indebtedness, issuance of capital stock, refinancing transaction or amendment or modification of any debt instrument and any non-recurring merger costs or charges incurred during such period as a result of any such transaction; and

(j)

any non-cash compensation expenses recorded from grants of stock, stock appreciation or similar rights, stock options or other rights or any other equity based awards to officers, directors or employees;

provided, however, that such amounts or charges shall be, where applicable, net of any tax or tax benefit (less all fees and expenses relating to such transaction) resulting therefrom.

“Net Worth” means, as of a given date, the result of, without duplication:

(a)	Total Assets, less

(b)	Intangible Assets, less

(c)	Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Non-Recourse Liabilities” means, in respect of the Company or any Subsidiary thereof as of a given date, the non-recourse liabilities as described in clauses (a) through (h) of the definition of Total Borrowings that neither the Company nor any other Subsidiary thereof provides any credit support of any kind to or is directly or indirectly liable as a guarantor or otherwise, other than a pledge of the equity interests in the Non-Recourse Subsidiary.

“Non-Recourse Subsidiary” means any Subsidiary of the Company that has only Non-Recourse Liabilities or other liabilities as to which neither the Company nor any other Subsidiary thereof provides any credit support of any kind to or is directly or indirectly liable as a guarantor or otherwise, other than a pledge of the equity interests in the Non-Recourse Subsidiary.

“Notes” means the 5.50% Senior Notes due 2026 of the Company issued on the Issue Date, including any Exchange Notes issued in exchange therefor.

“Outstanding,” when used with respect to any Notes, means, as of the date of determination, all such Notes theretofore authenticated and delivered under the Indenture, except:

(1)	any such Note theretofore cancelled by the Trustee or the security registrar or delivered to the Trustee or the security registrar for cancellation;

(2)

any such Note for whose payment at the maturity thereof money in the necessary amount has been theretofore deposited pursuant hereto (other than pursuant to “Satisfaction and Discharge of Indenture; Defeasance—Defeasance and Covenant Defeasance”) with the Trustee or any paying agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own paying agent) for the Holders of the Notes, provided that, if the Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(3)

any Notes with respect to which the Company has effected defeasance pursuant to the terms hereof, except to the extent provided in “Satisfaction and Discharge of Indenture; Defeasance—Defeasance and Covenant Defeasance”; and

(4)

any Note which has been paid pursuant to the provisions of the Indenture relating to mutilated, destroyed, lost or stolen Notes or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, unless there shall have been presented to the Trustee proof satisfactory to it that such Note is held by a bona fide purchaser in whose hands such Note is a valid obligation of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders of Notes for quorum purposes, (i) the principal amount of a Note issued with original issue discount that may be counted in making such determination and that shall be deemed to be Outstanding for such purposes shall be equal to the amount of the principal thereof that pursuant to the terms of such Note issued with original issue discount would be declared (or shall have been declared to be) due and payable upon a declaration of acceleration thereof pursuant to “Remedies—Acceleration of Maturity; Rescission and Annulment” at the time of such determination, and (ii) Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be

Outstanding, except that, in determining whether the Trustee shall be protected in making any such determination or relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a responsible officer of the Trustee has received written notice from the Company to be so owned shall be so disregarded. Notes so owned which shall have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee (a) the pledgee’s right so to act with respect to such Notes and (b) that the pledgee is not the Company or any other obligor upon the Notes or an Affiliate of the Company or such other obligor. Upon request of the Trustee, the Company shall promptly furnish to the Trustee an Officer’s Certificate: (i) listing and identifying all Notes, if any, known by the Company to be owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor, and (ii) whether any such Notes so owned shall have been pledged in good faith to a pledgee that is not the Company or any other obligor upon the Notes or an Affiliate of the Company or such other obligor, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are Outstanding for the purpose of any such determination.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Holders” means any of (a) Kyle Washington, Kevin Washington, Dennis Washington or any of their estates, spouses, and/or descendants; (b) any trust for the benefit of the persons listed in clause (a); (c) an Affiliate of any of the persons listed in (a) or (b) above and (d) the Initial Beneficial Owners and their respective Affiliates.

“Permitted Payment” means:

(a)

any cash dividend paid on shares of Preferred Stock of the Company that does not exceed the dividend stipulated in the statement of designation (including all accumulated but as yet unpaid dividends) for such shares of Preferred Stock;

(b)

any cash dividend paid on Common Stock of the Company that does not exceed the greater of (i) $0.50 per share, when aggregated with all other such cash dividends paid on a share of Common Stock of the Company in the preceding 360 days, and (ii) the Capital Distribution Amount at the time of payment;

(c)	any cash paid on the retirement, repurchase or redemption of shares of Common Stock of the Company that is not greater than the Capital Distribution Amount the time of payment;

(d)

any cash paid on the redemption of shares of Series F Preferred Stock of the Company that does not exceed the redemption amount of $25.00 per share of Series F Preferred Stock plus any accrued but unpaid dividends that do not exceed the dividend stipulated in the statement of designation;

(e)

any cash paid on an retirement, repurchase or redemption of shares of Preferred Stock of the Company (other than Series F Preferred Stock of the Company) that is (i) not greater than the Capital Distribution Amount at the time of payment or (ii) funded entirely from the net cash proceeds of the issuance and sale by the Company of Common Stock of the Company and or another series of Preferred Stock of the Company that is comparable to the Preferred Stock of the Company being retired, repurchased or redeemed; and

(f)	any other Restricted Payment made in cash with the prior written consent of Holders of not less than a majority in principal amount of the Outstanding Notes.

“Permitted Security” means:

(a)	liens created for the benefit of (or to secure) the Notes (or the Guarantees) or any Additional Secured Obligations (as that term is defined in the Pledge Agreement) or any guarantee thereof;

(b)	liens existing on the Issue Date;

(c)

liens of any Subsidiary of the Company that exists at the time that Person first becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company;

(d)	liens granted in relation to any Non-Recourse Liabilities;

(e)

liens granted in relation to existing and future first priority secured Financial Indebtedness incurred in the ordinary course of business for the purpose of financing vessels or assets, whether now owned or hereafter acquired;

(f)

liens granted in relation to existing and future lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease incurred in the ordinary course of business;

(g)	liens granted in relation to Financial Indebtedness incurred in the ordinary course of business for working capital purposes;

(h)

liens granted in relation to existing and future bid-, payment- and performance bonds, guarantees and letters of credit incurred in the ordinary course of business and not in connection with borrowed money;

(i)

liens granted in relation to obligations incurred under any interest rate and currency hedging agreements relating to any Financial Indebtedness, such interest rate and currency hedging agreements incurred in the ordinary course of business and not for speculative purposes;

(j)	any lien arising by operation of law in the ordinary course of business;

(k)	any netting or set-off arrangement entered into in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (if applicable);

(l)

any security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission of the Company;

(m)

any lien in relation to the refinancing of any liability or obligation which is the subject of a lien permitted in clauses (a), (c), (d), (e), (f), (g), (h) or (i) above; provided that any such lien is limited to all or part of the same property or assets that secured the liability or obligation being refinanced; and

(n)	any security not otherwise permitted in clauses (a) through (m) above in an aggregate amount which does not at any time exceed $100 million.

“Person” means any individual, Corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” in respect of any Corporation means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Corporation, over shares of Capital Stock of any other class of such Corporation.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 15, 2019, among the Company and the other parties thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of or other ownership interests in the Company or any Subsidiary of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Company or any Subsidiary of the Company or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Company or any Subsidiary of the Company.

“Secured Parties” means, collectively, the Collateral Agent, the Trustee, the Holders of the Notes, the holders of Additional Secured Debt and the representatives thereof.

“Security” or “Securities” means any Note or Notes or any other note or notes, bond or bonds, debenture or debentures, or any other evidences of Indebtedness, as the case may be, authenticated and delivered under the Base Indenture; provided, however, that, if at any time there is more than one Person acting as trustee under the Base Indenture, “Securities,” with respect to any such Person, shall mean Securities authenticated and delivered under the Base Indenture, exclusive, however, of Securities of any series as to which such Person is not acting as trustee.

“Significant Subsidiaries” or “Significant Subsidiary” means the “significant subsidiaries” or any “significant subsidiary” of the Company, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.

“Stated Maturity,” with respect to any Security or any installment of principal thereof or interest thereon, or any Additional Amounts with respect thereto, means the date established by or pursuant to the Base Indenture, any supplemental indenture thereto or such Security as the fixed date on which the principal of such Security or such installment of principal or interest is, or such Additional Amounts are, due and payable.

“Subsidiary” means, in respect of any Person, any Corporation, limited or general partnership or other business entity of which at the time of determination more than 50% of the voting power of the shares of its Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Total Assets” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	all of the assets of the Company of the types presented on its consolidated balance sheet; less

(b)	Cash and Cash Equivalents; less

(c)	Non-Recourse Liabilities; and less

(d)

assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	the outstanding principal amount of any moneys borrowed; plus

(b)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)	the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e)

the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f)

the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)

the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with US GAAP; less

(i)	Cash and Cash Equivalents; less

(j)	Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a)

indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations, incurred in the ordinary course of business and not for speculative purposes; and

(b)

indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the exchange of the Old Notes for the New Exchange Notes. This summary is limited to beneficial owners of Old Notes that hold the Old Notes, and will hold the New Exchange Notes, as capital assets.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Exchange Notes or that a court will not agree with any such position.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to a beneficial owner of the Old Notes in light of such beneficial owner’s particular investment or other circumstances and does not discuss considerations relevant to persons subject to special provisions of U.S. federal income tax law (such as tax-exempt entities, retirement plans, individual retirement accounts, tax-deferred accounts, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, U.S. expatriates, financial institutions, insurance companies, dealers or traders in securities or currencies, and persons that hold the Old Notes or will hold the New Exchange Notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security). The exchange of Old Notes for New Exchange Notes in the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the New Exchange Notes as you had in the Old Notes immediately before the exchange. Before you exchange Old Notes for New Exchange Notes in the Exchange Offer, you should consult your own tax advisors concerning the particular U.S. federal, state and local and non-U.S. tax consequences of exchanging your Old Notes for New Exchange Notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Exchange Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the New Exchange Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the Old Notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes.

Each holder of the Old Notes who wishes to exchange its Old Notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer and will indemnify the holders of the New Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

The validity of the New Exchange Notes and the New Exchange Note Guarantees will be passed upon for us by White & Case LLP, New York, New York, as to New York law, and by Reeder & Simpson, P.C., with respect to the laws of the Republic of the Marshall Islands. The validity of the New Exchange Note Guarantees will be passed upon for us by Glinton Sweeting O’Brien, with respect to the laws of the Commonwealth of the Bahamas, by Conyers Dill & Pearman Limited, with the respect to the laws of Bermuda, and by Blake, Cassels & Graydon LLP, with respect to the laws of British Columbia, Canada.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been audited by KPMG LLP, independent registered public accounting firm, and have been incorporated by reference herein in reliance upon the reports of KPMG LLP, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, refers to a change in the method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

The consolidated financial statements of Greater China Intermodal Investments LLC as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been audited by KPMG LLP, and have been incorporated by reference herein in reliance upon the report of KPMG LLP, which report is also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

Seaspan Corporation

Offer to Exchange

up to $250,000,000 principal amount of 5.50% Senior Notes due 2026 and the related guarantees,

which have been registered under the Securities Act of 1933, as amended,

for

any and all outstanding unregistered

$250,000,000 principal amount of 5.50% Senior Notes due 2026 and the related guarantees

PROSPECTUS

The exchange agent and information agent for the Exchange Offer is:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Joellen McNamara

By Mail or Hand:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, NY 10286

Requests for additional copies of this prospectus may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offer.

May 20, 2019